Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") dated as of July 23, 2012, is made and entered into by and between Donald W. Rowley, (“Employee") and DECISIONPOINT SYSTEMS, INC., a Delaware corporation ("Company").

I.           ACKNOWLEDGMENTS

Employee and Company acknowledge the following facts as the basis for entering into this Separation Agreement and General Release:

A.           Employee's voluntary resignation as CFO of the Company shall be effective July 23, 2012. Employee and Company mutually desired to transition their relationship, to do so as amicably as possible, and to eliminate any possibility of future disputes.

B.           The parties recognize that, apart from this Agreement, Company is not obligated to provide Employee with the benefits hereunder.

C.           By the terms of this Agreement, Employee and Company intend that all claims they have or may have against each other shall be forever discharged and released.

D.           Based upon the foregoing, Employee and Company agree as set forth below.

II.           CONSIDERATION

A.           Employee represents, understands and agrees that his position of CFO with the Company shall terminate as of July 23, 2012 and as an employee on the date hereof, however, Employee agrees to assist on a limited basis when requested with vendor relationships and other matters as may be mutually agreed upon through December 31, 2012. If Company is contacted with any requests for references, Company will instruct its Human Resources Department only to release earnings information and verify job title, dates of employment, and to respond to any further inquiries with the statement that Company policy limits its response to the foregoing.

B.           Company shall, in consideration of Employee’s service to Company as co-founder with Nicholas Toms and for the General Release and the terms, conditions and provisions contained in this Separation Agreement and General Release, pay to Employee the specific amount of TWO HUNDRED FIVE  THOUSAND TWO HUNDRED NINETY-TWO DOLLARS ($205,292) as severance pay, payable in equal installments in accordance with the normal Company payroll cycle, for the period beginning on August 1, 2012 and continuing through December 31, 2012, in such a manner so that the total amount is fully paid no later than December 31, 2012.  All payments will be subject to normal payroll tax withholding.

C.           Commencing as of the date hereof, and continuing through December 31, 2012, the Company agrees to provide the Employee with health insurance coverage with the same Company and Employee contribution amounts towards coverage, including “opt out” payments will be payable for declining to participate in the coverage. Employee acknowledges and agrees that if he wishes to continue COBRA health care coverage following December 31, 2012, he must pay the full, applicable premiums himself. Employee also understands that the cost, scope and length of his health care continuation coverage after December 31, 2012 will be as required by the COBRA statute.

D.           The Company agrees to reimburse the Employee for itemized and approved job related expenses to be submitted by the Employee.

E.           In the event the Company’s Management receives a deal bonus with respect to the closing of the Apex acquisition, Employee will be entitled to participate in the same manner as Management.

F.           Employee will take over from the Company the life insurance policy number 19015019 which the Company will transfer into the Employee’s name.  The Employee understands that he will be responsible for all future premiums.

G.           The Company represents and agrees that, separate and unrelated to the consideration and/or benefits described herein, it owes accounts payable including accrued interest as of July 31, 2012 due to the Employee with an outstanding balance of EIGHT HUNDRED NINETY THOUSAND SIX HUNDRED THIRTY-THREEDOLLARS ($890,633) which is subject to the attached Accounts Payable Payment Plan.  Notwithstanding anything contained within this Agreement, the Accounts Payable Payment Plan is a separate agreement, fully enforceable on its own terms, and is not dependent or contingent upon, or in any way merged into, the terms and conditions of this Agreement, and is fully enforceable upon its own terms without regard for or reference to this Agreement.

H.           The Company agrees that the Employee will be entitled to notice of, and will have the right to be an observer at all formal meetings of the Board of Directors during the portion of the meetings in which budgets, acquisitions, financial performance, and financing matters are discussed.  Such observer status shall continue until Employee is fully repaid on the payable amounts referred to in Section II. G. above.  Employee agrees to interact regarding Company matters with the Board of Directors only and not with other employees of the Company.

I.           Subject to the Company Underwriter’s approval, the Company agrees that if they do a registered offering of the Company’s securities that the Company would use its commercially best efforts to include the Employee’s shares of common stock in that offering.  If the Company is ultimately unable to include the Employee’s shares of common stock in such registered offering, there will be no remedies available to the Employee as a result of this event, including that the Employee will not have the right to require the Company to redeem such shares.

J.           Employee understands and agrees that his stock options will expire 30 days from his termination date in accordance with the terms of the Company’s employee stock option plan.

K.           Employee shall assume all responsibility for, and shall indemnify and hold the Company and the Released Parties (as set forth below) harmless against and from any and all claims, losses, damages, liability, suits, actions, judgments, costs, demands, deficiencies, levies, assessments, executions, penalties, and expenses resulting from any liability or claim of liability for failure to pay or withhold amounts assessed or found to be due to any federal, state or local government or agency thereof, including federal and state withholding taxes and social security taxes, resulting from the treatment of the payments, conditions and considerations set forth in this Agreement.

L.           Employee acknowledges and agrees that at the time of the execution of this Agreement, he shall have received all earned wages and other benefits including accrued but unused vacation pay that was due to him under all applicable Company policies.

M.           Employee acknowledges and agrees that no other benefits or payments, other than those shown under Section II. of this Agreement, will be accrued by or payable to the Employee.

III.           TERMINATION AND SEVERABILITY

A.           It is agreed that the benefits contained in this Separation Agreement and General Release which flow to Employee from Company, except for the Accounts Payable Payment Plan, are subject to termination, reduction or cancellation in the event that employee takes any action or engages in any conduct deemed by Company to be in violation of this Agreement.

B.           The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive termination of any arrangements contained herein.

IV.	GENERAL RELEASE

A.            As a material inducement to this Separation Agreement and General Release, Employee, individually, and his successors, assigns, heirs, consultants, attorneys, and agents (collectively, "Releasors"), and each of or all of them, agree to fully and forever release and discharge Company, its parent, subsidiaries, and affiliates, and each of their respective officers, directors, stockholders, employees, agents, consultants, and attorneys (collectively, "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws prohibiting age or other forms of discrimination, workers' compensation claims, claims growing out of any legal restrictions on Company's right to terminate its employees including, but not limited to, Employee's employment with Company and/or the termination of that employment ("claim" or "claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or which Employee at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the Releasees.

V.           CONFIDENTIALITY

A.           Employee agrees that he will not speak disparagingly of the Company and any of the Releasees subject to Section V. Item B and D below. Company agrees that it and Releasees will not speak disparagingly of the Employee.

B.           Without limiting the generality of the foregoing confidentiality provision, Employee agrees, covenants and represents that he will not hereafter disclose, to any third party, other than his financial and tax advisors, his wife and his attorneys, any facts or information relating in any way to his employment environment of the Company, his resignation, or the terms of this Agreement, without first obtaining the written consent of the Company.

C.           Except as it relates to the business and operation of iTEK Services, Inc. prior to its divestiture by the Company, Employee understands and agrees that any confidential and/or proprietary information acquired in the course of his employment with Company, or its parent, predecessors, or their subsidiaries, shall be kept strictly confidential, shall not be communicated to any third party, and shall not be used on Employee’s behalf or on behalf of any third party.

D.           Notwithstanding any provision herein to the contrary, in the event that Employee hereafter becomes obligated by mandatory applicable law, regulatory rule or judicial or administrative order to disclose confidential information or any portion thereof, to any governmental authority or court, Employee shall immediately notify the Company thereof of each such requirement and identify the information so required thereby, so that the Company may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement and/or waive compliance by the recipient with the provisions of this Agreement.

If, in the absence of such protective order or other remedy, Employee is nonetheless required by mandatory applicable law to disclose any part of the confidential information which is disclosed to it hereunder to any governmental authority or court, the Employee may disclose such confidential information without liability hereunder, provided that the Employee shall furnish only such portion of the confidential information as is legally required to be disclosed and only to the extent required by law.

VI.           TRADE SECRETS AND RECORDS

A.           Except for materials provided to Employee post-employment related to ongoing financial matters while a Board Observer under Section II. Item H., upon termination of employment, Employee agrees to turn over to Company all records in any form, including computer records in any form, kept by Employee or in Employee’s possession, pertaining to work done by Employee during the course of said employment.  Employee agrees not to take with him any such records relating to the processes, discoveries, employees, clients or customers of Company.

B.            Except as it relates to the business and operation of iTEK Services, Inc. prior to its divestiture by the Company, Employee agrees that during the term of his employment with Company, Employee had access to and became acquainted with information of a confidential, proprietary or secret nature which is or may be either applicable to or related in any way to the present or future business of the Company, the research and development or investigation of the Company or the business of any customer of the Company. For example, trade secret information includes, but is not limited to, devices, processes and compilations of information, records, specifications and information concerning customers or vendors.  Employee shall not disclose any of the above-mentioned trade secrets, directly or indirectly, or use them in any way following Employee’s voluntary resignation.  Employee further agrees that all customers of the Company, which Employee serviced during Employee’s employment by Company and all prospective customers from whom Employee has solicited business while in the employ of Company, shall be solely the customers of the Company.

C.           Employee agrees that Company has invested substantial time and effort in assembling its present staff of personnel. Accordingly, Employee agrees that for a period of twelve (12) months after termination of his employment, Employee will not directly or indirectly induce or solicit any of the Company's employees to leave their employment with Company.

D.           The Company reserves it rights to seek injunctive relief, specific performance, other equitable remedies or any remedies at law in the event Employee breaches the provisions of the Section VI.  Employee further acknowledges that a breach of this Section VI will irreparably and continually damage the Company and the Company will be entitled to an injunction stopping Employee from breaching or continuing to breach his obligations under Section VI.

VII.           ADDITIONAL PROVISIONS

A.           It is further agreed for the above consideration that Releasors and Releasees will bear their own costs, expenses and attorneys' fees in connection with this Separation Agreement and General Release and all the events and circumstances which form the basis for execution of this Separation Agreement and General Release.

B.           Employee hereby warrants that prior to the execution of this Separation Agreement and General Release, he was given the opportunity to consult with an attorney of his own choosing and to review the contents and the legal effect of this Separation Agreement and General Release with an attorney and is executing this Separation Agreement and General Release voluntarily, with full and complete knowledge of the legal and binding effect of this Separation Agreement and General Release.

C.           Employee expressly waives or relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the parties, Employee expressly acknowledges that this Separation Agreement and General Release is intended to include in its effect, without limitation, all Claims which Employee does not know or suspect to exist in his favor, at the time of execution hereof, and that this Separation Agreement and General Release contemplates the extinguishment of any such Claim or Claims.

D.           As a further material inducement to Company to enter into this Separation Agreement and General Release, Employee hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys' fees incurred by Releasees, or any of them, arising out of any breach of this Separation Agreement and General Release by Employee or the fact that any representation made herein by Employee was false when made.

E.           This Separation Agreement and General Release shall not in any way be construed as an admission by Company that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against Company, and Company specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself, its employees or its agents.
F.           Employee represents that he has not filed any complaints or charges or lawsuits against Company with any governmental agency or any court, and that he will not do so at any time hereinafter; provided, however, this shall not limit Employee from filing a lawsuit for the sole purpose of enforcing Employee's rights specifically under this Separation Agreement and General Release.

G.           Employee represents and acknowledges that in executing this Separation Agreement and General Release he does not rely and has not relied upon any representation or statement of the Releasees or by any of the Releasees' agents, representatives, consultants or attorneys with regard to the subject matter, basis or effect of this Separation Agreement and General Release or otherwise.

H.           Except for the Accounts Payable Payment Plan, this Separation Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement shall not be orally modified. This Agreement may only be modified by a written agreement signed by Employee and the Company. The parties have read this Agreement and they are fully aware of its contents and of its legal effect.

I.           This Agreement shall be governed by and construed in accordance with the laws of the State of California.

J.           The Company and the Employee mutually consent to resolve by arbitration all claims or controversies ("claims") which arise out of this Agreement that the Company may have against Employee or that Employee may have against Company, specifically excepting from this provision the Company’s right to pursue an action in court against the Employee under Section VI above. The claims covered by this Section include claims for breach of contract or covenant (express or implied). The Company and Employee further agree that any arbitration shall be in accordance with the then current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") and be conducted before an arbitrator who is licensed to practice law in the State of California.

K.           This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 ("OWBPA"). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act ("ADEA") unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges that he has executed this Agreement voluntarily and with full knowledge of its consequences. Employee further acknowledges and agrees that: (1) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee; (2) the release provisions of Section IV, above, apply to any rights Employee may have under the ADEA, including the rights to file a claim for age discrimination against Releasees with the Equal Employment Opportunity Commission or the California Department of Fair Employment & Housing, and to file a lawsuit against Releasees for age discrimination; (3) the release provisions of Section IV do not apply to any rights or claims Employee may have that arise after the date he executes this Agreement; (4) Employee has been advised in writing pursuant to this Section VII to consult with an attorney prior to executing this Agreement; (5) Employee shall have twenty-one (21) days from the date this Agreement is presented to him, in which to consider this Agreement and whether or not he will enter into it although he may, in the exercise of his own discretion, sign or reject it at any time before the twenty-one (21) day period expires; (6) that, at any time within seven (7) days after executing this Agreement, Employee may revoke the Agreement; and, (7) this Agreement shall not become effective or enforceable until the revocation period has passed.

L.           Employee acknowledges that he is permitted, if he so chooses, a minimum of twenty-one (21) days to consider this Agreement before signing it.  He also understands that he has seven (7) days from the date he signs this Agreement to revoke this Agreement and render it null and void.  Any such revocation must be by writing and delivered to Nicholas Toms, before the expiration of this seven-day period.  Until the expiration of this seven-day period, this Agreement shall have no binding effect.  The expiration of the seven (7) day revocation period shall become the effective date of the Agreement.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

Executed at	Irvine,	CA.,
	(City)	(State)
this 23rd day of July, 2012.

/s/ Donald W. Rowley
(Donald W. Rowley)

Executed at	Irvine,	CA.,
	(City)	(State)
this 23rd day of July, 2012.

/s/ Nicholas Toms
Nicholas Toms

(For Company)

Chief Executive Officer
(Title)